Exhibit 99.1

Ameron Revises 2011 Guidance

PASADENA, Calif.--(BUSINESS WIRE)--May 12, 2011--Ameron International Corporation (NYSE: AMN) today lowered its full-year earnings guidance for 2011 to between $1.75 to $2.25 per share, before unusual items. The reduced forecast is based on the slow start during the first five months of 2011 and competitive pressures in certain of the weaker markets served by the Company’s businesses. Based on the results of the first two months of the second quarter, the Company may be only marginally profitable in the second quarter ended May 29, 2011.

The current market conditions continue to make forecasting challenging. The recovery in construction markets that was the basis of the Company’s guidance at the end of the January is not occurring as quickly as anticipated. The Company’s construction related businesses, Water Transmission Group and Infrastructure Products Group, are currently forecasted to fall short of original expectations. Additionally, project delays and unforeseen events are expected to limit the ability of the Fiberglass-Composite Pipe Group to offset the decline of the other two groups.

In the first quarter, the Fiberglass-Composite Pipe Group began 2011 with weaker earnings than in the same period of 2010 due to a sales mix shift away from higher-margin marine and offshore projects to lower-margin onshore oilfield markets. Additionally, profits were impacted by competitive pressures in weaker industrial markets and higher raw material costs, especially for oil-based resins. The expectation continues for the Fiberglass-Composite Pipe Group to perform well for the balance of the year due to high energy prices, and sales into marine and offshore markets are still expected to increase later in 2011. However, unforeseen events, such as the unrest in the Middle East, are restraining the Group’s upside potential. The recent sanctions on sales to customers for projects in Libya are expected to reduce previously-forecasted sales and segment income, and the pace of planned downstream energy projects elsewhere in the region has slowed, leading to increased competitive pressures. Longer term, the Fiberglass-Composite Pipe Group remains uniquely positioned and should capitalize on its leadership role.

Water Transmission Group was unprofitable in the first quarter, suffering from low levels of both water pipe and wind towers sales due to weather and difficult market conditions. The weather improved, but the markets remain weak due to funding constraints and the timing of projects. The outlook for the balance of 2011 is not expected to improve sufficiently for the Water Transmission Group to be profitable. Longer term, the markets served by the Water Transmission Group require infrastructure replacement and enhancements to meet growing water needs. The Group has traditionally excelled in meeting the water needs in the western U.S. Once the current down cycle ends, the Water Transmission Group is expected to return to its historical level of profitability.

The Infrastructure Products Group broke even in the first quarter and is expected to improve throughout the remainder of 2011. However, construction markets remain depressed; and neither the Hawaii nor Pole Products Divisions will likely meet earlier expectations. Operations in Hawaii are expected to improve gradually throughout the balance of the year, while the Pole Products Division is forecasted to be marginally profitable. As with the other two groups, the Infrastructure Products Group remains positioned to benefit from any market improvements and will be successful in the future.

James S. Marlen, Ameron’s Chairman, President and Chief Executive Officer stated, “We cautioned in January that the year was starting slowly and earnings expectations were dependent on improvements in construction–related markets. Such improvements have not materialized to date. While earnings are expected to be less than previously thought, the Company is expected to generate healthy EBITDA. We continue to focus on controlling costs to maximize profits during this difficult period and on prudently managing the Company’s strong balance sheet and cash position, which totaled $192.2 million at February 27, 2011. We also continue to pursue those strategic initiatives that were previously disclosed, including development of pressure cast steel pipe for water applications, the construction of the new pole plant in Oklahoma and worldwide expansion of Fiberglass-Composite Pipe Group operations. Looking forward, we believe that Ameron’s three business segments are well positioned to take advantage of any improvement in demand. We remain optimistic that as its markets stabilize and recover, the Company will capitalize on its strong market positions and achieve superior long-term results.”

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership of several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010 and in the Form 10-Q for the fiscal quarter ended February 27, 2011. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000